AGENCY SERVICES AGREEMENT

THIS AGREEMENT is made this 14th day of June, 2005, between American Media Systems Co, 350 South Center Street, Suite 500 Reno, Nevada, 89501, hereinafter referred to as "MANUFACTURER", and Memories Complete and its assigns, 329 South 860 East #5, American Fork, UT 84003, hereinafter referred to as "MEMORIES".

I. RECITALS

1.1 American Media Systems is a MANUFACTURER and/or seller of those products listed in Attachment "A", which is incorporated herein by reference, and desires to secure the services of MEMORIES to execute programs that will generate sales of MANUFACTURER'S products with QVC in the United States and Internationally, hereinafter referred to as "RETAILER."

1.2 MEMORIES desires to secure the exclusive rights to develop and execute programs for MANUFACTURER to RETAILER.

In consideration of the premises, covenants and undertakings herein contained, it is hereby agreed as follows:

II. AGREEMENT

2.1. MANUFACTURER shall employ MEMORIES to develop and execute programs to generate sales of MANUFACTURER'S products for delivery to RETAILER for those products identified in Attachment "A" and for such other products as MANUFACTURER and MEMORIES may subsequently agree. The terms of this agreement shall apply and control as to the provisions regarding any added product or product line, except where the agreements regarding the added product lines expressly provide otherwise in writing.

2.2. Any negotiations by MEMORIES for the account of MANUFACTURER shall be conducted in accordance with such prices, terms and conditions as are specified by MANUFACTURER.

2.3. MEMORIES shall not incur any expenses or enter into any obligations without MANUFACTURER'S authorization and direction.

2.4 MANUFACTURER accepts full responsibility for granting credit to buyers.

2.5. Performance Fee.

2.5.a. The method of remuneration for MEMORIES from MANUFACTURER is a "Performance Fee" per Attachment "B", which is incorporated herein by reference.

2.5.b. Where MEMORIES shall actively participate in obtaining the placement with a Retailer of a product which is not then currently sold to the Retailer by MANUFACTURER, MEMORIES' right to the performance fee shall apply to all future sales of the product to such Retailer, regardless of the termination of this agreement.

2.6. MANUFACTURER will assist MEMORIES in verifying sales figures and obtaining marketing information for the products that are the subject of this agreement.

2.7. MEMORIES shall indemnify MANUFACTURER, its officers, employees, agents, successors, and assigns against any loss, liability, damage or claim that may occur or arise due to acts or omissions of MEMORIES, its officers, employees, agents, successors, and assigns, in the course of performance of this agreement.

2.8. MANUFACTURER shall indemnify MEMORIES, its officers, employees, agents, successors, and assigns, against any loss, liability, damage or claim that may occur or arise due to acts or omissions of MANUFACTURER, its officers, employees, agents, successors, and assigns, including injuries to persons (including death) and damage to or destruction of property caused by the acts or omission of such persons or any products or services of MANUFACTURER, including products and/or packaging proposed by MEMORIES and accepted or approved by MANUFACTURER.

2.9 The laws of the Nevada shall govern the application and interpretation of this agreement, and all litigation pursuant to this agreement shall be conducted in the State of Nevada. Likewise, the party that prevails in any legal proceeding hereunder shall be entitled to have its reasonable attorney fees and court costs, at trial and on appeal, paid by the losing party.

2.10 Termination.

2.10.a. If the MANUFACTURER shall not be in default under the terms and conditions of this agreement, then this agreement shall begin on the date hereof, and thereafter shall continue in full force and effect for one year from the date thereof and thereafter until such MANUFACTURER shall give sixty (60) days written notice for MEMORIES to discontinue its services under this agreement. MEMORIES shall be entitled to performance fees on all sales for (a) a period of one calendar year after the last date upon which MEMORIES is to provide services for products, and (b) for all future sales of products which MEMORIES actively participates in placing with any listed RETAILER, regardless of the termination of this agreement or MEMORIES ceasing to provide services.

2.10.b. MEMORIES may cancel this agreement upon sixty days written notice. MEMORIES shall be entitled to fees on all sales resulting in payments for a period of sixty (60) days after the last date upon which MEMORIES is to provide services for products subject to paragraph 2.5. above.

2.10.c. If MANUFACTURER terminates this agreement by giving less advanced notice than required herein, MEMORIES shall be entitled to payment of performance fees as though the required notice had been given on the date of MEMORIES' actual receipt of the notice. MEMORIES shall not be required to provide any services beyond the date set out in the notice as the date of termination.

2.11 MEMORIES shall deliver to MANUFACTURER all papers and other materials related to the work performed under this agreement upon termination thereof, except that MEMORIES reserves the right to retain any creative materials solely developed by MEMORIES which are not related in their entirety to the work performed by MEMORIES under this agreement.

2.12 MANUFACTURER shall assume liability for any non-cancelable contracts made by MEMORIES in accordance with the terms of this contract on MANUFACTURER'S behalf prior to termination.

IN WITNESS WHEREOF, MANUFACTURER and MEMORIES have signed this agreement by their duly authorized representatives.

American Media Systems Co.	Memories Complete
By:/s/Alexander Vesak	By:/s/ Kent Coleman
Name: Mr. Alexander Vesak	Name: Mr. Kent Coleman
Title: Director	Title: Owner
Date: June 14, 2005	Date: June 20,2005

ATTACHMENT A

PRODUCTS

All MANUFACTURER'S products listed below are included in the scope of this marketing services agreement. Other products may be added or deleted by MANUFACTURER and/or MEMORIES by mutual agreement from time to time.

Products:

Craft Kits and/or craft DVDs.

ATTACHMENT B

COMPENSATION

The method of compensation to MEMORIES from MANUFACTURER is a performance fee based on five percent (5%) of the net invoiced sales of MANUFACTURER'S products to RETAILER. MANUFACTURER will provide MEMORIES with a copy of the net invoiced sales to RETAILER on a monthly basis. MEMORIES' right to payment shall be determined on the date an order is transmitted by a Retailer. MANUFACTURER shall pay MEMORIES the amount specified herein not later than on the 15th day of the month following the month in which the product sales are invoiced, or ten days after receipt of payment from customers, whichever is later.

Commission checks should be in US Funds and made payable to:

Memories

Address -

Federal Tax ID #

MANUFACTURER

Customer Name: American Media Systems
Customer Address: 350 South Center Street, Suite 500
Reno Nevada, 89501
Customer Tax ID: # 87-0736406
Customer Contact: AJ Vesak, Director
Customer phone number: 866-651-2219
Customer E-mail address: ajvesak@americanmediasystems.com

MEMORIES

ContactKent Coleman
Address: 329 South 860 East #5
American Fork, UT 84003
Phone 801-492-1992
Fax: 801-383-4916
E-Mail kent@memoriescomplete.com